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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--413, Defined Asset Funds (Florida and New York Insured Trusts):

We consent to the use in this Registration Statement No. 333-92789 of our report dated January 28, 2000 relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--413, Defined Asset Funds (Florida and New York Insured Trusts) and to the reference to us under the heading "How the Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
January 28, 2000